Exhibit 99.1

J.Jill, Inc. Provides Business Update

Announces Forbearance Agreement with Lenders

QUINCY, Mass. — June 15, 2020 — J.Jill, Inc. (NYSE:JILL), today announced the following updates with respect to its business operations:

Business Update

As previously announced, in response to the COVID-19 pandemic J. Jill, Inc. (the “Company”) took quick and decisive actions during the first quarter to protect the health and safety of its employees and customers as well as to preserve financial liquidity. These actions included:

•	Temporarily closing all of its stores beginning on March 18, 2020;

•	Leveraging our strong direct-to-consumer model;

•	Proactively drawing down $33 million under its revolving credit facility on March 16, 2020;

•	Furloughing store employees beginning April 1, 2020 in response to the temporary store closures;

•	Reducing the base salaries for the Company’s executive officers and all exempt employees effective April 12, 2020; and

•	Forgoing Board of Directors’ Board fees.

“I am proud of our team’s flexibility in adapting to the changing environment amidst the COVID-19 pandemic,” Jim Scully, J.Jill Interim CEO, commented. “With our historically strong direct penetration of approximately 45%, we were able to continue to serve our customer and were pleased with the response we have seen to our new design team’s assortment. We have recently re-opened approximately 85% of our stores with enhanced health and safety protocols, and our initial results have exceeded our expectations driven by our dedicated and loyal customer base and committed associates.”

As a result of the tight cost controls and the proactive measures taken, the Company ended May 2020 with a cash balance of approximately $60 million.

Mark Webb, J.Jill Executive Vice President and Chief Financial Officer, said, “The Company has strong liquidity to meet its financial obligations reflected by our cash balances at the end of May and appreciates the partnership of its vendors and suppliers.”

The Company plans to file its fiscal first quarter 10-Q on July 16, 2020 in compliance with the Securities and Exchange Commission’s (“SEC”) extended filing terms for companies impacted by COVID-19 and the Company’s obligations under its credit facilities.

Forbearance Agreement

On June 15, 2020, the Company filed its Fiscal 2019 10-K with the SEC. The Company’s audited, consolidated financial statements for the year ended February 1, 2020 contained a going concern qualification in the report of our independent registered public accountant. Given this qualification, the Company has fallen out of compliance with certain covenants set forth in its ABL and term loan credit facilities.

On June 15, 2020, the Company entered into two Forbearance Agreements (the “Forbearance Agreements”) with the lenders under its ABL and term loan credit facilities with respect to the aforementioned noncompliance. The Forbearance Agreements are described in a Current Report on Form 8-K filed by the Company with the SEC today, and available on the SEC’s Edgar website as well as the Company’s website, which includes the full text of the agreement as an exhibit. Under the Forbearance Agreements, the respective lenders have agreed not to exercise any rights and remedies until July 16, 2020 so long as, among other things, the Company otherwise remains in compliance with its credit facilities and complies with the terms of the Forbearance Agreements.

Mr. Scully concluded, “These Forbearance Agreements will allow us to continue to work with our lenders on a course of action that will resolve the Company’s noncompliance and position the Company to realize its long term plans. We appreciate the patience and support of our associates, vendors and suppliers.”

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through more than 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include those identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “outlook,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of the COVID-19 epidemic and political unrest on the Company and the economy as a whole; the Company’s ability to adequately and effectively negotiate a long-term solution under its outstanding debt instruments; risks related to the Forbearance Agreements, including the duration of such agreements and the Company’s ability to meet its ongoing obligations under such agreements; the Company’s ability to take actions that are sufficient to eliminate the substantial doubt about its ability to continue as a going concern; the Company’s ability to develop a plan to regain compliance with the continued listing criteria of the NYSE; the NYSE’s acceptance of such plan; the Company’s ability to execute such plan and to continue to comply with applicable listing standards within the available cure period; risks arising from the potential suspension of trading of the Company’s common stock on the NYSE; regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Contact:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Jessica Liddell

ICR, Inc.

jjillPR@icrinc.com

203-682-8200